ARTICLES OF AMENDMENT

                                       OF

                           IDS EQUITY PLUS FUND, INC.


         Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, IDS Equity Plus Fund, Inc., incorporated under the laws of the State of Minnesota on June 13, 1986, amends its Articles of Incorporation to change the name of the corporation to IDS Equity Select Fund, Inc.
The new Article I shall be:

                                ARTICLE I - NAME

                  The name of this corporation (hereinafter called the "Fund") is:

                          IDS EQUITY SELECT FUND, INC.

         The resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the shares present and entitled to vote at a regular meeting of shareholders on November 9, 1994, held pursuant to a written notice given to each shareholder in the manner provided in Section 302A.435.


Dated this 9th day of November, 1994.

                                     IDS Equity Plus Fund, Inc.


                                     By /s/   Leslie L. Ogg
                                              Leslie L. Ogg
                                              Vice President and Secretary

STATE OF MINNESOTA               )
                                 )ss.
COUNTY OF HENNEPIN               )

         The foregoing instrument was acknowledged before me this 9th day of November, 1994.

                                        /s/    Diane R. Kepp
                                               Notary Public